SILK INVEST LIMITED [SIL]

CODE OF ETHICS

Last Updated:

April 2019

SILK INVEST LIMITED

CODE OF ETHICS

As an investment adviser, Silk Invest Limited (“Silk Invest”) stands in a position of trust and confidence with respect to our clients. Accordingly, we have a fiduciary duty to place the interests of our clients before the interests of Silk Invest and our employees. In order to assist Silk Invest and our employees in meeting our obligations as a fiduciary, Silk Invest has adopted this Code of Ethics (the "Code"). In carrying on its daily affairs, Silk Invest and all Supervised Persons must act in a fair, lawful and ethical manner, in accordance with all applicable federal security laws as well as any other rules and regulations imposed by Silk Invest’s governing regulatory authority. The Code incorporates the following general principles which all employees are expected to uphold:

•	We must at all times place the interests of our clients first.
•	All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an employee's position of trust and responsibility.
•	Employees must not take any inappropriate advantage of their positions at the Firm.
•	Information concerning the identity of securities and financial circumstances of our clients and their investors must be kept confidential.
•	Independence in the investment decision-making process must be maintained at all times.

Silk Invest believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm's reputation and instill in our employees the Firm's commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below.

Failure to comply with the Code may result in disciplinary action, including termination of employment.

Persons and Accounts Covered by the Code

Supervised Persons

The Code applies to all of the Firm's employees, which fo`r purposes of the Code include all of the Firm's supervised persons. The Firm's supervised persons consist of our directors, officers and members; our employees; and any other person who provides advice on behalf of Silk Invest and is subject to the Firm's supervision and control.

Access Persons

An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. For the purposes of the Code, all of the Firm’s employees are access persons.

Accounts and Covered Securities

The requirements and restrictions contained in the Code apply to all "covered securities" in any "personal account".

1.	Personal Accounts

The term "personal account" means any securities account in which an employee has any direct or indirect "beneficial ownership," and includes any personal account of an employee's immediate family member (including any relative by blood or marriage either living in the employee's household or financially dependent on the employee).

An employee is deemed to have beneficial ownership if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Exchange Act").

2.	Covered Securities

The term "covered securities" includes all securities defined as such under the Investment Advisers Act of 1940 (the "Advisers Act"), and includes:

•	Debt and equity securities (For purposes of this Code inclusive of foreign or domestic [US]);
•	Options on securities, on indices, and on currencies;
•	All forms of limited partnership and limited liability company interests, including interests in private investment Fund (such as hedge Fund), and interests in investment clubs; and
•	Foreign unit trusts and foreign mutual Funds.
•	ETFs.
•	The term "covered securities," however, does not include the following:
•	Direct obligations of the U.S. government (e.g., treasury securities);
•	Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;
•	Shares issued by money market fund;
•	Shares of open-end mutual funds that are not advised or sub-advised by Silk Invest (or the Firm's affiliates); and
•	Shares issued by unit investment trusts that are invested exclusively in one or more openend mutual Funds, none of which are Funds advised or sub-advised by Silk Invest (or the Firm's affiliates).

Any questions regarding the application of these terms should be referred to, and addressed by, the Chief Compliance Officer.

Compliance with Applicable US Federal Securities Laws and UK Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment Funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Securities Holdings Reports by Access Persons

Initial and Annual Holdings Reports

a. Contents of Holdings Reports

Every access person must submit both initial and annual holdings reports to the Chief Compliance Officer that discloses all covered securities held in any personal account. Each such report must contain, at a minimum:

•	the title and type of covered security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each covered security in any personal account;
•	the principle amount of the transaction;
•	the account number associated with the access persons account;
•	the name of any broker, dealer or bank with which the access person maintains any personal account; and
•	the date on which the access person submits the report.

b. Timing of Holdings Reports

Every access person must submit a holdings report, substantially in the form attached hereto as COE Schedule 6, within the following time frames:

•	no later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person; and
•	at least once each year thereafter within 30 days of the end of the Firm's fiscal year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

Quarterly Transaction Reports

a. Contents of Transaction Reports

Every access person must submit a quarterly transaction report to the Chief Compliance Officer for each covered securities transaction in any personal account. If the access person does not have any personal accounts, they are required to confirm to the CCO that they do not have any personal accounts. The report must contain, at a minimum, the following information for each transaction:

•	the date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each covered security involved;
•	the nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition);

•	the price of the covered security at which the transaction was effected;
•	the name of the broker, dealer or bank with or through which the transaction was effected; and
•	the date on which the access person submits the report.

b. Timing of Quarterly Transaction Reports

Each access person must submit a quarterly transaction report, substantially in the form attached hereto as COE Schedule 4, no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions that occurred during the preceding quarter.

Exceptions to the Reporting Requirements

No access person is required to submit:

•	Any report with respect to covered securities held in a personal account over which the access person had no direct or indirect influence or control (e.g., a blind trust).
•	A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).
•	A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Silk Invest holds in its records so long as Silk Invest receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Insider Trading policy

Silk Invest strictly prohibits any employee from trading, either personally or on behalf of others, including Clients, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s policy applies to every employee and extends to activities within and outside their duties at the Firm’s principal office. Every employee must read and retain this policy statement.

An SEC rule states that insider trading is the purchase or sale of a security of any issuer, on the basis of material nonpublic information about that security or issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively to the issuer of that security or the shareholders of that issuer or to any other person who is the source of the material nonpublic information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by a corporate officer while in possession of material non-public information; or
•	using material non-public information, you agreed to keep confidential to trade in securities; or
•	tipping confidential material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any employee has any questions they should consult the CCO.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Silk Invest may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that employees should consider material includes, but is not limited to:

•	dividend changes;
•	earnings estimates (or results);
•	changes in previously released earnings estimates;

•	significant merger or acquisition proposals or agreements;
•	major litigation;
•	liquidity problems; and
•	extraordinary management developments; • significant news about products.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not. What is Non-Public Information?

Information is non-public if it has not been disseminated in a manner making it available to investors generally. Public disclosure is a submission to the SEC or methods of disclosure that are reasonably designed to provide broad, non-exclusionary distribution of the information to the public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

What is a Duty of Trust or Confidence?

Company employees, officers and directors have a duty of trust or confidence. In addition, an SEC rule sets forth a non-exclusive list of three situations in which a person has a duty of trust or confidence. The three listed situations in which a person receives material non-public information in violation of a duty of trust or confidence are:

(a)	whenever a person agrees to maintain information in confidence;

(b)	when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain the confidentiality of the information (this is a facts and circumstances test based on the expectation of the parties in light of their overall relationship); and

(c)	when a person receives or obtains material non-public information from certain enumerated close family members: spouses, parents, children, and siblings.

Employees of Silk Invest should be aware of the fact that this list is non-exclusive. In other words, there are many other types of relationships, business and other, from which a duty of trust or confidence may be inferred. When a person has a duty of trust or confidence and trades or reveals material non-public information, that person violates that duty and the revealed information may be deemed to have been “misappropriated” for purposes of the misappropriation theory of insider trading liability.

Tipping

Tipping is the disclosure of material, nonpublic information to someone who trades, when the disclosure was made in violation of a duty of trust or confidence owed to the issuer or source or owner of the information. Tipping includes making recommendations, “signaling,” or expressing opinions about trading while aware of material, nonpublic information, even if the information is not expressly revealed.

A “tipper” is a person who gives the information to another person who then trades; a “tippee” is the person that receives information and trades. The tippee violates the insider trading rules if: (a) the tipper breached a duty in disclosing the information, (b) the tipper acted for his personal benefit (whether monetary or not), and (c) the tippee knew or had reason to know that the tipper was breaching a duty of confidence. Reputational benefits or benefits derived from giving the information to others are considered personal benefits.

Tender Offers

Tender offers represent a particular concern under the insider trading laws for two reasons. First, tender offer activity often produces marked movements in the price of the target company’s securities. Second, the SEC has adopted a rule expressly forbidding trading and “tipping” while in possession of material, nonpublic information about a tender offer where someone has taken a “substantial step” to commence the tender offer and you know or have reason to know that the information was received from the tender offeror, the target company, or anyone acting on behalf of either party. No breach of a duty of trust or confidence needs to occur for a violation to exist. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

If you believe you might be aware of material, nonpublic information relating to a tender offer, you should immediately notify the CCO and not use or further disclose the information. The CCO will advise you about the restrictions or limitations (if any) that may be imposed on your activities.

Market Manipulation

Silk Invest prohibits any member, officer, director or employee from engaging in rumor creation or dissemination involving knowingly putting false information into the market in order to artificially change the stock price of any publicly-traded security, or from engaging in fraud and manipulation with the intent to profit. This conduct is frequently referred to as market manipulation. The Firm’s policy applies to every member, officer, director, and employee and extends to activities within and outside their duties at The Firm.

The term “market manipulation” is not specifically delineated in the federal securities laws, however the laws refer to the prohibition against creating and disseminating false or misleading statements, or to the prohibition against fraud and manipulation. Market manipulation is viewed as an emerging area of the law. The Securities and Exchange Commission has not pursued many such cases in the past because of the difficulty of tracing where a false rumor originates and of proving it was knowingly false. However, the increased use of technologies, such as email, instant messages, and other electronic communications, allow law enforcement officials to track down the origin of false rumors and provide evidence that they were knowingly false.

While the laws concerning market manipulation are not static, it is generally understood that the laws prohibit:

•	Knowingly creating and/or disseminating information that is nonpublic, false or speculative without factual support.
•	Disseminating information from unknown or unidentified sources.

Penalties for Insider Trading

Any violation of this policy statement can be expected to result in serious sanctions by the Firm, up to and including dismissal of the persons involved.

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

(a)	civil injunctions;
(b)	treble damages;
(c)	disgorgement of profits;
(d)	jail sentences or criminal penalties;
(e)	fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited; and
(f)	fines for the employer or other controlling person of up to the greater of $100,000 or three times the amount of the profit gained or loss avoided.

PROCEDURE FOR IMPLEMENTING THIS POLICY

The following procedures have been established to aid employees in avoiding insider trading, and to aid Silk Invest in preventing, detecting and imposing sanctions against insider trading. Every employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer (“CCO”).

Identifying Insider Information

1.	Before engaging in trading for Clients in the securities of a company about which you may have potential inside information, the following questions should be asked:

(a)	Do you have non-public information? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published by the issuing company in an SEC filing or by a news organization such as Reuters, the Wall Street Journal or other publications of general circulation?
(b)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Generally, you should not make a materiality decision alone. Consult the CCO. Assume information is material in all but a small number of cases, that is, when you have no doubt that information is not material.

2.	If, after consideration of the above, there is a possibility that the information could be material and non-public, or if there are questions as to whether the information is material and non-public, the following steps should be taken:

(a)	The matter should be reported immediately to the CCO.
(b)	The securities should not be purchased personally or on behalf of a Client.
(c)	The information should not be communicated inside or outside The Firm, other than to the CCO.

(d)	After the CCO has reviewed the issue or consulted with outside parties, as appropriate (compliance consultants or lawyers), the prohibitions against trading and communication shall be continued or trading and communication of the information shall be permitted.

Restricting Access to Material Non-Public Information

If an employee believes he or she is in possession of information that may be material and non-public, such information may not be communicated to anyone, including persons within the Firm, except to persons or entities providing services to Silk Invest or Clients where such information is required to effectively provide the services in question. Examples of such are:

•	brokers;
•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	bankers; and
•	lawyers

In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

Use of Consultants and Expert Networks

Employees of Silk Invest have developed networks of industry contacts and experts which may include, but are not limited to, public company executives, analysts, broker-dealers, accountants, lawyers and other industry experts, other investment managers, and consultants, etc. (“Consultants”). Employees should be aware that these Consultants are deemed “high-risk” in terms of potentially being in possession of material and non-public information. At all times during any such interaction, employees of Silk Invest must refrain from obtaining or attempting to obtain material, non-public information from the Consultant. Such material, non-public information might include, but is not limited to, specific information on sales figures and margins.

You may not normally use a Consultant or outside firm to locate a Consultant unless a written agreement exists between Silk Invest and the Consultant or the locating company. Confirm with the CCO whether an agreement exists. The agreement will contain relevant covenants to prevent improper disclosure of material non-public information and will establish the Consultant’s obligation to comply with the applicable securities laws.

Before any correspondence with a Consultant about the subject of the consultation, an employee must confirm with the CCO that the Consultant has satisfactorily answered in writing the pre-screening questions before any contact with the Consultant can occur. These are as follows:

1.	Do you agree not to disclose to us information that you have an obligation to keep confidential, and do you understand that we are an investment firm, that we may use information that you provide to us in connection with an investment decision, and that we would be seriously harmed if you provided us with confidential information?
2.	Are you currently, or have you been in the past six (6) months, an officer, director, or employee for any company named in the project title or description? If no company is mentioned in the project title or description, please answer "Not Applicable".

3.	Do you represent and warrant that you have agreed to the Terms & Conditions of [NAME OF FIRM or GROUP], (“Terms and Conditions”) and that we as the [NAME OF COMPANY OR GROUP] Client has the right to enforce your compliance with the Terms and Conditions?

In the situation where Silk Invest may use an independent Consultant who is not associated with any entity that provides or arranges access to Consultants the employee must receive approval from the CCO or managing member before any correspondence with a Consultant about the subject of the consultation. If approval is granted, the employee must communicate the following disclaimer either by phone or email:

“Silk Invest buys and sells securities and collects information to assist us in making investment decisions. We do not wish to receive any confidential information that you are not authorized to provide to us, and we do not agree to keep confidential any information that you disclose to us, or to restrict our trading in any securities based on information that you provide to us. We expect and require that you will comply with any confidentiality obligations that you may have under the terms of any agreement to which you are a party, including any confidentiality agreement. Do you agree to these terms?”

If the Consultant expresses any reservations or questions, equivocates, or otherwise indicates that it cannot agree to any part of the language in this disclaimer, then the employee should promptly contact the CCO for guidance, and the employee must not have any other communication with the Consultant (other than as advised by the CCO).

Resolving Issues Concerning Insider Trading

If after consideration of the items discussed, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

Pre-Approval of Personal Trading and Prohibited Trades

Prior to effecting any securities transaction for a personal account, all employees must obtain in writing, prior written approval from the Firm’s Chief Compliance Officer. The Chief Compliance Officer will not approve any transaction in a security that is being considered for purchase or currently in the Firm’s portfolio of securities that may be traded on behalf of clients.

Additionally, the Chief Compliance Officer must document all approvals (and the reasons supporting such approval) for any acquisition of a security either:

•	Issued in an initial public offering (i.e., an offering of securities registered under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d)of the Exchange Act); or

•	Issued in a limited offering (i.e., an offering that is exempt from registration under the Securities Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505or Rule 506 thereunder).

Employees are prohibited from executing a securities transaction seven days (7) before and seven (7) days after which any investment company has a pending buy or sell order for that security until the fund’s order is executed or withdrawn. Any trades within the blackout period are to be unwound or, in the alternative, all profits disgorged to the affected fund or to a designated charity.

Employees are prohibited from profiting in the purchase and sale, or sale and purchase, of any security within 60 calendar days from the date of initial purchase (60 day hold). Any profits realized on such short-term trades will be disgorged.

Pre-Clearance approval will be good for two (2) business days from the time of the initial approval. If the employee does not execute the trade within this two (2) business day time frame, a new preclearance approval will be required.

Prohibited Transactions in Mutual Fund

All employees are prohibited from engaging in short-term trading for their personal accounts in the shares of any open-end mutual fund (i.e., market timing). For purposes of the Code, the term "short-term trading" means any purchase and sale or sale and purchase of the shares of a mutual fund within a 30day period, or such longer period as may be specified by a mutual fund's prospectus In addition, all employees are prohibited from trading in the shares of a mutual fund in a manner inconsistent with a mutual fund's prospectus. This applies to personal accounts as well as client accounts managed by the Firm.

Service on Boards of Directors and Other Outside Activities

An employee's service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an employee's duties to the Firm. Accordingly, employees are prohibited from serving on the boards of directors of any outside company, unless the service (i) would be in the best interests of Silk Invest and/or the clients and (ii) has been approved in writing by the Chief Compliance Officer. In addition, any employee serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

An employee must obtain approval in writing from the Chief Compliance Officer prior to (i) engaging in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the employee's duties at the Firm.

Gifts and Entertainment

In order to address conflicts of interest that may arise when an employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, Silk Invest places restrictions on gifts and entertainment. The following specific restrictions apply.

Gifts.

No employee may accept or provide any gifts or favors that might influence the decisions in a business transaction involving Silk Invest, or that other might reasonable believe would influence those decisions. The de minims value for the purposes of this code is set at $200.00. Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Silk Invest is not regulated by FINRA; however, the firm employees who are also registered under a Broker Dealer fall under the FINRA regulatory environment. FINRA Rule 3060 states that members may not give anything of value in excess of $100 per individual per year where such payment is in relation to the business of the recipient’s employer. The Silk Invest employees who are also registered under a broker dealer should adhere to this rule. Entertainment.

No employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event that an employee reasonably expects to exceed a de minimis value must be approved in advance by the Chief Compliance Officer.

Cash.

No employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.

Government Officials.

No gift or entertainment event of any value involving government officials or their families may be given or sponsored by Silk Invest or any employee without the prior written approval of the Chief Compliance Officer.

Union Officials.

Special Department of Labor reporting requirements apply to service providers, such as investment advisors, to Taft-Hartley employee benefit plans. Those service providers must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold. Accordingly, employees must receive pre-approval for gifts and entertainment provided to such persons.

Reporting.

Each employee must report to the Chief Compliance Officer any gifts or entertainment received in connection with the employee's employment that the employee reasonably believes exceeded the de minimis value. The Chief Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the employee. The Chief Compliance Officer also will keep records of any gifts and entertainment so reported.

Solicited Gifts.

No employee may use his or her position with Silk Invest to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other entity with which Silk Invest does business.

Referrals.

Employees may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the employee expects to personally benefit in any way from the referral.

Reporting Violations

Every employee must immediately report any violation of the Code to the Chief Compliance Officer. All reports will be treated confidentially and investigated promptly and appropriately. Silk Invest will not retaliate against any employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Chief Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

Exceptions to the Code

The Chief Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•	The employee seeking the exception provides the Chief Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the employee;
•	The Chief Compliance Officer believes that the exception would not harm or defraud a client, violate the general principles stated in the Code or compromise the employee's or the Firm's fiduciary duty to any client; and
•	The employee provides any supporting documentation that the Chief Compliance Officer may request from the employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act, and the Investment Company Act of 1940.

Administration of the Code

The Chief Compliance Officer will receive and review all reports submitted pursuant to the Code. The Chief Compliance Officer will review the reports to determine that access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The Chief Compliance Officer also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

•	A copy of the Code that is in effect, or at any time within the past five years was in effect;
•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an employee;
•	A record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons;
•	A record of the names of persons who are currently, or within the past five years were, access persons; and
•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering.
•	A record of any exception from the Code granted by the Chief Compliance Officer, all related documentation supplied by the employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by Silk Invest in an easily accessible place for at least six years, the first two years in an appropriate office of the Firm.

Finally, Silk Invest is required to include a description of our Code in Part 2 of our Form ADV and, upon request, furnish investors in the clients with a copy of the Code. The Chief Compliance Officer will ensure that a proper description of our Code is included in the Form ADV and will coordinate the distribution of our Code to any investors who request a copy.

Sanctions

Any violation of any provision of the Code may result in disciplinary action. The Chief Compliance Officer, in consultation with outside counsel, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

Acknowledgment of Receipt and Compliance

Silk Invest will provide each employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Chief Compliance Officer. Each employee must provide Silk Invest with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such employee has received and reviewed, and understands, the Code.

Adopted this                     day of 10, 20     April                     19.

Silk Invest Limited

Sign & Date	/s/ Abdeltif Stitou
Name: Abdeltif Stitou, CCO